EXHIBIT 99.1

Ranger Energy Services, Inc. Announces Q1 2018 Results

HOUSTON, TX--(May 8, 2018) – Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for its fiscal quarter ended March 31, 2018.

The highlights for Q1 2018 were:

•	The Company realized an increase in high-spec rig average hourly rates and saw growing demand for its rigs.
•	The Company’s completion wireline business in the Permian Basin continued to grow substantially, ending the quarter with a total of six trucks.
•	Stronger underlying financial performance was driven by improved operating execution.

Financial highlights for Q1 2018 were:

•	Revenues of $62.6 million, a sequential increase of 25% from $50.1 million in Q4 2017.
•

Net loss of $10.3 million for Q1 2018 increased from a net loss of $5.6 million in Q4 2017 primarily due to a  $9.0 million goodwill impairment and the loss on the sale of idle, non-core assets of $0.7 million, partially offset by improved operating performance.

•	Adjusted EBITDA[1] increased to $5.2 million for Q1 2018, from $3.8 million in Q4 2017, principally due to revenue growth partially offset by higher underlying general and administrative costs.
•	The average hourly rates for high-spec rigs increased by 7% to approximately $487 in Q1 2018 from $454 in Q4 2017.
•	Rig hours increased 5% to approximately 73,600 for Q1 2018 from 69,800 in Q4 2017.
•	Rig utilization as measured by average monthly hours per rig increased to 184 hours in Q1 2018 from 179 hours in Q4 2017on growing demand.

Darron Anderson, Ranger’s CEO, commented:

“The trajectory of our business is definitely headed in the right direction. We believe the results of the quarter reflect the success of our strategy execution. Our high-spec well servicing rigs continue to differentiate themselves on horizontal well applications thus driving increased demand and successful price increases. Our focus on growing our completions related activity is not only demonstrated through our increased rig hour results, but also through our highly successful Permian

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1 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see “Ranger Energy Services, Inc. Supplemental Non-GAAP Financial Measures (Unaudited)” at the end of this press release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the most directly comparable GAAP financial measure.

wireline completions business. We continue to offer one of the highest quality, purpose-built asset bases in the industry, which is driving efficiency gains for our client base and creating growth opportunities. At current commodity price levels, we anticipate continued demand growth, notably in our higher margin completions-related activities.”

Financial Results

Revenues

During the quarter, revenues increased 25% to $62.6 million from $50.1 million in Q4. The increase was primarily attributable to the increased activity of our wireline completions business and higher hourly rates for our high-spec rigs in the Well Services segment. The results by segment were as follows:

•

Well Services’ segment revenue increased 25% to $59.7 million in Q1 2018 from $47.7 million in Q4 2017, principally due to our wireline activity and hourly rig rates.  Revenues in our Permian Basin wireline completions business increased by close to three times quarter over quarter with a full quarter of increased activity and 2 new trucks delivered in the quarter. Average hourly rig rates increased 7% to $487 on improved pricing and stronger revenue mix driven by increased completions work in select basins. Rig utilization, as measured by average monthly hours per rig, increased to 184 from 179. Total rig hours increased 5% to approximately 73,600 hours in Q1 2018 from 69,800 in Q4. For the quarter, the average number of rigs in our fleet increased to 134 rigs from 130 in Q4 2017. During the quarter, two rigs were delivered and six new rigs entered service of which five were delivered in Q4 2017 and one in the current quarter.

•	Processing Solutions revenue increased to $2.9 million in Q1 2018 from $2.4 million in Q4 2017 mainly due to increased mobilization revenue.

Operating Loss and Net Loss

During the quarter, operating loss increased to $10.8 million from $5.2 million in Q4 2017. The Company wrote off all of its $9.0 million of goodwill. Excluding the $9.0 million goodwill impairment, the operating loss improved by $3.4 million as compared to Q4 2017, mainly due to improved gross margin offset by a loss on sale of idle, non-core equipment of $0.7 million in the quarter.

During the quarter, net loss increased by $4.7 million to $10.3 million from $5.6 million in Q4 2017. The increase was due to the higher operating loss in Q1 2018 discussed above.

Adjusted EBITDA

Adjusted EBITDA increased to $5.2 million in Q1 2018 from $3.8 million in Q4 2017. The increase was mainly due to increased revenues from our wireline activity and higher average hourly rates for high spec rigs partially offset by higher underlying general and administrative costs.

Liquidity and Balance Sheet

Operating Activities: Net cash used in operating activities was $1.1 million for Q1 2018.

Investing Activities: Net cash used in investing activities was $11.0 million for the quarter ended March 31, 2018 which includes offsetting asset sale proceeds of $1.2 million. Not included in these numbers were $5.0 million of non-cash assets additions and $1.3 million in assets purchased via capital lease financing during Q1 2018.

Financing Activities: Net cash provided by financing activities was $7.9 million for Q1 2018, comprised of $15.6 million of borrowings under our line of credit offset by $7.7 million payments on capital lease obligations for certain rigs.

The borrowing capacity under our line of credit, based on eligible accounts receivable, was approximately $32 million as of March 31, 2018.

Conference Call

The Company will host a conference call to discuss its Q1 2018 results on May 9, 2018 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-866-807-9684. To join the conference call from outside of the United States, participants may dial 1-412-317-5415. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.rangerenergy.com.

 An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing 1-877-344-7529 within the United States or 1-412-317-0088 outside of the United States. The conference call replay access code is 10113927. The replay will also be available in the Investor Resources section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Ranger Energy Services, Inc.

Ranger is an independent provider of well service rigs and associated services in the United States, with a focus on unconventional horizontal well completion and production operations.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings from time to time with the Securities and Exchange Commission (the “SEC”). The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

Company Contact:

Robert S. Shaw Jr.

Chief Financial Officer

(713) 935-8900

robert.shaw@rangerenergy.com

RANGER ENERGY SERVICES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Three months ended
	March 31, 2018	December 31, 2017
Revenues
Well Services	$59.7	$47.7
Processing Solutions	2.9	2.4
Total revenues	62.6	50.1

Operating expenses
Cost of services (exclusive of depreciation and amortization shown separately):
Well Services	49.9	41.4
Processing Solutions	1.4	1.0
Total cost of services	51.3	42.4
General and administrative	7.0	6.8
Depreciation and amortization	6.1	6.1
Impairment of goodwill	9.0	—
Total operating expenses	73.4	55.3

Operating loss	(10.8)	(5.2)

Other expenses
Interest expense, net	(0.4)	(0.4)
Total other expenses	(0.4)	(0.4)
Loss before income tax expense	(11.2)	(5.6)
Tax benefit	0.9	—
Net loss	(10.3)	(5.6)
Less: Net loss attributable to non-controlling interests	(4.6)	(2.5)
Net loss attributable to Ranger Energy Services, Inc.	$(5.7)	$(3.1)

Loss per common share
Basic	$(0.68)	$(0.36)
Diluted	$(0.68)	$(0.36)
Weighted average common shares outstanding
Basic	8,423	8,413
Diluted	8,423	8,413

RANGER ENERGY SERVICES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share amounts)

	March 31,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$1.1	$5.3
Accounts receivable, net	38.5	32.1
Unbilled revenues	5.2	6.0
Prepaid expenses and other current assets	6.5	5.7
Assets held for sale	0.6	0.6
Total current assets	51.9	49.7
Property, plant and equipment, net	199.9	189.2
Goodwill	—	9.0
Intangible assets, net	10.6	10.8
Other assets	0.1	1.0
Total assets	$262.5	$259.7

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$34.5	$32.0
Accrued expenses	13.9	11.6
Capital lease obligations, current portion	1.3	8.0
Long-term debt, current portion	7.0	1.3
Total current liabilities	56.7	52.9
Capital lease obligations, less current portion	1.9	1.5
Long-term debt, less current portion	14.9	5.8
Other long-term liabilities	3.6	3.8
Total liabilities	77.1	64.0

Stockholders' equity / net parent investment
Preferred stock, $0.01 per share; 50,000,000 shares authorized, no shares issued or outstanding as of March 31, 2018 and December 31, 2017	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized, 8,447,178 shares issued and outstanding as of March 31, 2018 and 8,413,178 shares issued and outstanding as of December 31, 2017	0.1	0.1
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized, 6,866,154 shares issued and outstanding as of March 31, 2018 and December 31, 2017	0.1	0.1
Accumulated deficit	(12.5)	(6.6)
Additional paid-in capital	110.1	110.1
Total stockholders' equity	97.8	103.7
Non-controlling interest	87.6	92.0
Total stockholders' equity	185.4	195.7
Total liabilities and stockholders' equity	$262.5	$259.7

RANGER ENERGY SERVICES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

Three months ended
March 31, 2018
Cash Flows from Operating Activities
Net loss	$(10.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6.1
Bad debt expense	0.1
Impairment of goodwill	9.0
Equity based compensation	0.2
Loss on sale of property, plant and equipment	0.7
Changes in operating assets and liabilities, net of effect of acquisitions
Accounts receivable	(6.5)
Unbilled revenue	0.7
Prepaid expenses and other current assets	(0.8)
Other assets	0.1
Accounts payable	(1.2)
Accrued expenses	1.0
Other long-term liabilities	(0.2)
Net cash used in operating activities	(1.1)

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(8.2)
Proceeds from sale of property, plant and equipment	1.2
Acquisitions, net of cash received	(4.0)
Net cash used in investing activities	(11.0)

Cash Flows from Financing Activities
Borrowings under line of credit agreement	15.6
Principal payments on capital lease obligations	(7.7)
Net cash provided by financing activities	7.9

Decrease in Cash and Cash equivalents	(4.2)
Cash and Cash Equivalents, Beginning of Year	5.3
Cash and Cash Equivalents, End of Year	$1.1

Supplemental Cash Flows Information
Interest paid	$(0.2)
Supplemental Disclosure of Noncash Investing and Financing Activity
Non-cash capital expenditures	$(5.0)
Non-cash additions to fixed assets through capital lease financing	$(1.3)

RANGER ENERGY SERVICES, INC.

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax provision (benefit), depreciation and amortization, equity‑based compensation, acquisition‑related and severance costs, impairment of goodwill, gain or loss on sale of assets and certain other items that we do not view as indicative of our ongoing performance.

We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that our results will be unaffected by the items excluded from Adjusted EBITDA. Our computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. The following table presents reconciliations of net income (loss) to Adjusted EBITDA, our most directly comparable financial measure calculated and presented in accordance with GAAP.

The following table is a reconciliation of net income (loss) to Adjusted EBITDA for the three months ended March 31, 2018 and December 31, 2017, in millions:

	Three Months Ended
	March 31, 2018	December 31, 2017	Change $
Net income (loss)	$(10.3)	$(5.6)	$(4.7)
Interest expense, net	0.4	0.4	—
Tax benefit	(0.9)	—	(0.9)
Depreciation and amortization	6.1	6.1	—
Equity based compensation	0.2	0.4	(0.2)
Acquisition related and severance costs	—	2.2	(2.2)
Costs incurred for offering related services	—	0.3	(0.3)
Impairment of goodwill	9.0	—	9.0
Loss on sale of property, plant and equipment	0.7	—	0.7
Adjusted EBITDA	$5.2	$3.8	$1.4